Exhibit 5.1
(214) 953-0053
March 16, 2006
Viseon, Inc.
8445 Freeport Parkway, Suite 245
Irving, TX 75063

RE:	Registration Statement on Form S-3 (File No. 333-128756)
Gentlemen:
     We have served as counsel for Viseon, Inc., a Nevada corporation (the “Company”), and certain shareholders of Viseon (the “Selling Shareholders”) in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Shareholders of a maximum of 32,816,905 shares (the “Shares”) of Common Stock, $0.01 par value, of Viseon.
     With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

Very truly yours,

/s/ Hallett & Perrin, P.C.

HALLETT & PERRIN, P.C.